UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2007

Southwall Technologies Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-15930	94-2551470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3788 Fabian Way
Palo Alto, California 94303
(Address of principal executive offices)

(650) 798-1200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 29, 2007, Southwall Technologies Inc. ("Southwall") entered into a new Credit Agreement (“Credit Agreement”) with Bridge Bank, N.A. (“Bank”). The Credit Agreement provides for two facilities. The first facility is a revolving line of credit for the lesser of $3 million or the face value of the letter of credit used to support the facility. The proceeds of the facility will be used to pay off Wells Fargo HSBC Trade Bank. Amounts borrowed under the first facility bear interest at the prime rate minus 1.75% and are collateralized by a $3 million standby letter of credit from Needham & Company, Inc. (“Needham”). At December 31, 2006, Needham and its affiliates owned 34.0% of our outstanding common stock and Series A 10% Cumulative Convertible Preferred Stock convertible into another 5% of our outstanding common stock. If the letter of credit being provided by Needham is not released by August 1, 2007, Needham will begin receiving from us quarterly interest payments on the $3 million supporting the letter of credit at the rate of 12.8% per annum.

The second facility is a $3 million revolving line of credit under which we may, from time to time, borrow up to 80% of eligible accounts receivables (net of pre-paid deposits, pre-billed invoices, deferred revenue, offsets, contracts related to each specific account debtor and other requirements in the lender’s discretion). Amounts borrowed under the second facility bear interest at prime plus 1.75% annualized on the average daily finance amount outstanding. The second facility also provides a $2 million letter of credit sub-facility. All borrowings under the facilities will be collateralized by all of our assets and are subject to certain covenants. These covenants include that while the second facility is outstanding (a) we will maintain a minimum current ratio of 1.00 to 1.00 for the months through May 31, 2007 (thereafter, starting with month ending June 30, 2007, we need to maintain a current ratio of 1.25 to 1.00 on a monthly basis); and (b) our quarterly net loss to shareholders (including deemed dividend) will not exceed $400,000.

The terms of the Credit Agreement, among other things, limit our ability to (i) incur, assume or guarantee additional indebtedness (other than pursuant to the Credit Agreement), (ii) incur liens upon the collateral pledged to the bank, and (iii) merge, consolidate, sell or otherwise dispose of substantially all or a substantial or material portion of our assets.

The Credit Agreement provides for events of default, which include, among others, (a) nonpayment of amounts when due (with no grace periods), (b) the breach of our representations or covenants or other agreements in the Credit Agreement or related documents (c) defaults or accelerations of our other indebtedness, (d) a failure to pay certain judgments, (e) the occurrence of any event or condition that the Bank believes impairs or is substantially likely to impair the prospects of payment of performance by us, and (f) certain events of bankruptcy, insolvency or reorganization. Generally, if any event of default occurs, the Bank may declare all outstanding indebtedness under the Credit Agreement to be due and payable.

The maturity date of the facilities is March 28, 2008.

Item 1.02.	Termination of a Material Definitive Agreement.

On March 30, 2007, Southwall repaid all obligations outstanding under its credit agreements with Wells Fargo HSBC Trade Bank dated April 28, 2005, as amended May 31, 2006. Principal and interest then outstanding under these agreements of approximately $3.0 million was repaid with amounts borrowed under the Credit Agreement. In connection with this repayment, Wells Fargo will release its security interests in Southwall's assets.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01 above, Southwall borrowed approximately $3.0 million under the Credit Agreement on March 29, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWALL TECHNOLOGIES INC.

By:	/s/ R. Eugene Goodson
R. Eugene Goodson
Chief Executive Officer
Date: April 2, 2007